Exhibit 99.1

RESTORATION HARDWARE, INC. REPORTS THIRD

QUARTER FINANCIAL RESULTS

Corte Madera, Calif., December 10, 2007 – Restoration Hardware, Inc. (Nasdaq:RSTO) today announced financial results for the third quarter ended November 3, 2007.

Net revenue increased 10.6 percent to $173.7 million compared to $157.1 million in the third quarter of 2006. Loss from operations for the third quarter of 2007 was $12.9 million, inclusive of $1.4 million related to costs associated with the Merger Agreement between the Company and certain affiliates of Catterton Partners that was announced on November 8, 2007 and $0.4 million related to headcount reductions at the Company’s headquarters. Loss from operations in the third quarter of 2006 was $3.7 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) were -$7.0 million versus $1.8 million in the third quarter of 2006. Net loss per fully diluted share was $0.39, including $0.04 per share related to costs associated with the Merger Agreement and $0.01 per share related to headcount reductions. Net loss per fully diluted share was $0.15 in the third quarter of 2006.

Gary Friedman, President and Chief Executive Officer, stated, “Weakening consumer spending and traffic levels continued to affect our business in the third quarter, particularly higher ticket durable categories. Revenue did not achieve our expectations, driving substantially all of our larger than anticipated operating loss in the quarter. While we are encouraged by some of the early holiday trends in our business, we remain cautious due to the macro economic environment, which has proven highly challenging for the home furnishings sector this year.”

As previously announced in connection with the signing of the Merger Agreement with an affiliate of Catterton Partners, an independent committee of the Board of Directors engaged in a “go shop” process of soliciting proposals from third parties for a period of 35 days through December 13th, 2007 (negotiations with “excluded parties” under the Merger Agreement may continue beyond December 13). The Company will not hold a quarterly conference call to discuss third quarter financial results due to the pending Merger Agreement and activities related to the go shop process. As developments warrant, the Company will provide updates relating to the Merger Agreement and the go shop process through press releases and SEC filings.

Revenues

Third quarter net revenues increased $16.6 million compared to the year ago period, primarily driven by growth in the Company’s Direct-to-Customer segment. Direct-to-Customer revenues were $97.2 million and accounted for 56% of total revenues, up from 36% of total revenues in the third quarter of last year. The increase reflects growth in catalog and page circulation, and a continuing shift in revenues from the Stores segment to the Direct-to-Customer segment resulting from management’s multi-channel merchandising and marketing strategies and operational changes implemented in the second quarter of 2007. Revenues in the Stores segment were $76.5 million in the third quarter of 2007.

Operating Income

Third quarter loss from operations increased $9.2 million versus the year ago period, reflecting lower than anticipated revenues and $1.8 million in costs associated with the merger process and costs associated with headcount reductions announced at the beginning of the quarter. Gross margin declined 0.9% to 33.4%, reflecting lower product margins due to a higher mix of promotional selling, as well as higher supply chain costs compared to the third quarter of last year. Selling, general and administrative expenses (SG&A) as a percentage of sales rose 4.1% to 40.8%. The increase reflects higher volume in the Direct-to-Customer segment, which carries a higher rate of SG&A than the Stores segment, as well as the impact of planned growth and infrastructure investments and the $1.8 million of costs described earlier.

Financial Position

As of November 3, 2007, merchandise inventories were $231 million, which represents an increase of 6% versus a year ago and is in line with expectations. The outstanding balance in the Company’s line of credit was $131 million compared to $111 million at the same time last year with the increase in borrowings driven by higher levels of inventory and capital spending. Availability under the Company’s line of credit at the close of the quarter was $49 million. The Company believes it has sufficient liquidity to fund its operations through fiscal 2008.

Business Outlook

Due to uncertainty regarding the Company’s holiday outlook as well as the pending Merger Agreement and go shop process, prior guidance is withdrawn and the Company will not be providing guidance regarding fourth quarter and full year 2007 financial results.

About Restoration Hardware

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic

American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of December 10, 2007, the Company operated 102 retail stores and nine outlet stores in 30 states, the District of Columbia and Canada.

Non-GAAP Financial Measures

This press release references the following financial measures that are non-GAAP: (i) EBITDA of -$7.0 million for the third quarter of fiscal 2007, (ii) EBITDA of $1.8 million for the third quarter of fiscal 2006, (iii) the charge of $0.01 per share related to headcount reductions in the third quarter of fiscal year 2007, and (iv) the charge of $0.04 per share related to costs associated with the Company’s Merger Agreement.

The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP. The most closely analogous GAAP financial measure to EBITDA is net (loss) income. With respect to the charges in the third quarter of fiscal year 2007 of $0.01 per share related to headcount reductions and $0.04 per share related to costs associated with the Company’s Merger Agreement, the most closely analogous GAAP financial measure is the Company’s net loss per share for the third quarter of fiscal year 2007 of $0.39 per share.

A table setting forth a reconciliation of EBITDA to net (loss) income is set forth below (in millions).

	13 weeks ended
	11/3/07	10/28/06
Net (loss) income: GAAP	(15.2)	(5.7)
Add: Interest expense	2.4	2.1
Add: Income tax expense (benefit)	(0.1)	(0.1)
Add: Depreciation and amortization expense	5.9	5.5

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	(7.0)	1.8

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the early holiday trends in the Company’s gift business, statements relating to the Company’s progress toward building a best-in-class supply chain and infrastructure and the benefits thereof, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended August 4, 2007, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	13 weeks ended		13 weeks ended
	11/3/07	% of Net Revenue	10/28/06	% of Net Revenue
Stores net revenue	$76,465	44.0%	$100,059	63.7%
Direct-to-customer net revenue	97,216	56.0%	57,014	36.3%

Net revenues	$173,681	100.0%	$157,073	100.0%
Cost of revenue and occupancy	115,615	66.6%	103,232	65.7%

Gross profit	58,066	33.4%	53,841	34.3%
Selling, general and administrative expense	70,950	40.8%	57,545	36.7%

Loss from operations	(12,884)	(7.4%)	(3,704)	(2.4%)
Interest expense, net	(2,409)	(1.4%)	(2,119)	(1.3%)

Loss before income taxes	(15,293)	(8.8%)	(5,823)	(3.7%)
Income tax benefit	105	0.1%	115	0.1%

Net loss	$(15,188)	(8.7%)	$(5,708)	(3.6%)

Loss per share, basic and diluted	$(0.39)		$(0.15)

Weighted average shares outstanding, basic and diluted	38,826		38,311

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	39 weeks ended		39 weeks ended
	11/3/07	% of Net Revenue	10/28/06	% of Net Revenue
Stores net revenue	$250,553	50.1%	$302,547	64.4%
Direct-to-customer net revenue	249,060	49.9%	167,249	35.6%

Net revenues	$499,613	100.0%	$469,796	100.0%
Cost of revenue and occupancy	336,055	67.3%	311,825	66.4%

Gross profit	163,558	32.7%	157,971	33.6%
Selling, general and administrative expense	193,856	38.8%	163,036	34.7%

Loss from operations	(30,298)	(6.1%)	(5,065)	(1.1%)
Interest expense, net	(6,644)	(1.3%)	(5,282)	(1.1%)

Loss before income taxes	(36,942)	(7.4%)	(10,347)	(2.2%)
Income tax benefit (expense)	73	0.0%	(38)	(0.0%)

Net loss	$(36,869)	(7.4%)	$(10,385)	(2.2%)

Loss per share, basic and diluted	$(0.95)		$(0.27)

Weighted average shares outstanding, basic and diluted	38,794		37,989

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	11/3/07	2/3/07	10/28/06
ASSETS
Current assets:
Cash and cash equivalents	$1,746	$1,461	$1,639
Accounts receivable	8,535	7,164	12,068
Merchandise inventories	230,913	192,805	217,668
Prepaid expense and other current assets	19,636	18,984	20,327

Total current assets	260,830	220,414	251,702
Property and equipment, net	89,283	87,961	89,187
Goodwill	4,560	4,560	4,560
Deferred tax assets, net	2,025	1,911	376
Other assets	1,541	1,521	1,445

Total assets	$358,239	$316,367	$347,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,287	$79,340	$81,935
Deferred revenue and customer deposits	13,063	9,556	12,910
Deferred tax liabilities, net	1,452	1,357	—
Other current liabilities	21,541	20,335	18,372

Total current liabilities	119,343	110,588	113,217
Long-term debt, net of debt issuance	131,317	68,384	110,941
Deferred lease incentives	20,007	23,515	24,717
Deferred rent	18,824	19,998	19,796
Other long-term obligations	10,460	1,774	1,002

Total liabilities	299,951	224,259	269,673

Stockholders equity:
Common stock	4	4	4
Additional paid-in capital	180,717	178,176	176,897
Accumulated other comprehensive income	2,161	745	1,150
Accumulated deficit	(124,594)	(86,817)	(100,454)

Total stockholders’ equity	58,288	92,108	77,597

Total liabilities and stockholders’ equity	$358,239	$316,367	$347,270